Exhibit 10.2

DIRECTV

NON-QUALIFIED STOCK OPTION AGREEMENT

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (“Agreement”), dated as of January 4, 2010 (“Effective Date”), is entered into between DIRECTV a Delaware corporation (“DIRECTV”), and Michael D. White (“Executive”).

WHEREAS, at its meeting on December 21, 2009, the Compensation Committee of DIRECTV’s Board of Directors (the “Committee”) approved the grant to Executive of nonqualified stock options to purchase shares of DIRECTV’s Class A common stock, $.01 par value per share (the “Common Stock”), upon the terms and conditions set forth herein and subject to the terms and conditions of the Amended and Restated 2004 Stock Plan of The DIRECTV Group, Inc. (as it may be amended from time to time, the “Plan”); and

WHEREAS, at its meeting on November 18, 2009, the Board of Directors of The DIRECTV Group, Inc. (“Board”) approved the material terms and conditions of Executive’s employment as President and Chief Executive Officer of DIRECTV, including the grant of the non-qualified stock options; and

WHEREAS, the Committee and the Board each has also approved the terms and conditions of an employment agreement with Executive effective as of January 1, 2010 (such agreement, as it may be amended from time to time, is referred to herein as the “Employment Agreement”); and

WHEREAS, both the Committee and the Board authorized the Chairman of the Committee to execute this Agreement on behalf of DIRECTV, in accordance with the resolutions adopted by each of the Committee and the Board at their respective meetings as referenced above.

NOW, THEREFORE, in consideration of the services rendered and to be rendered by Executive and the mutual promises made herein and the mutual benefits to be derived there from, DIRECTV and Executive agree as follows:

1. Defined Terms.  Any capitalized term used herein and not otherwise defined shall have the meaning assigned to such term in the Plan.

2. Grant of Options.  DIRECTV hereby grants to Executive the right and option to purchase, on the terms and conditions set forth herein, to the extent exercisable, all or any part of an aggregate of 1,011,100 shares of Common Stock at a price (“Grant Price”) of $33.74 per share of Common Stock (which is the closing market price on the NASDAQ Global Select Market of a share of Common Stock on the date hereof), subject to the provisions of this Agreement and the Plan (the “Option”).

3. Exercisability of Option.  The Option shall vest and become exercisable as to one-third (rounded to the nearest whole share) of the aggregate number of shares of Common Stock subject to the Option (subject to adjustment as provided in Section 8 or in accordance with Section 14 of the Plan), on each of December 31, 2010, 2011 and 2012, subject to the applicable provisions of the Plan and this Agreement.  The Option may be exercised only to the extent it shall have vested and is exercisable, and, during Executive’s lifetime, only by Executive.  In no event may the Executive exercise the Option, in whole or in part, after January 4, 2020 (the “Expiration Date”).

(a) Cumulative Exercisability.  To the extent Executive does not, at the time of a particular exercise, purchase all the shares of Common Stock that Executive may then purchase, Executive has the right cumulatively thereafter to purchase any of such shares of Common Stock not so purchased until the Expiration Date or, if applicable, the earlier termination of the Option.

(b) No Fractional Shares; Minimum Exercise.  Fractional share interests shall be disregarded, but may be cumulated.  No fewer than 100 shares of Common Stock may be purchased at any one time, unless the number purchased is the total number at the time exercisable under the Option.

4. Exercise of Option.  To the extent vested and exercisable, the Option may be exercised by the delivery to DIRECTV of a written exercise notice stating the number of shares of Common Stock to be purchased pursuant to the Option accompanied by payment of the Grant Price multiplied by the aggregate number of shares of Common Stock to be purchased (such payment to be made in accordance with Section 5) and the payment or provision for any applicable employment or other taxes or withholding for taxes thereon.  Subject to Section 7 below, such Option shall be deemed to be exercised upon receipt and approval by DIRECTV of such written exercise notice accompanied by the aggregate Grant Price and any other payments so required, as permitted pursuant to Section 5.

5. Method of Payment of Option.  Payment of the aggregate Grant Price shall be by any of the following, or a combination thereof, at the election of Executive:

(a) in cash or by electronic funds transfer, or by check payable to the order of DIRECTV, in the full amount of the purchase price of the shares of Common Stock so purchased and the amount (if any) required to satisfy any applicable withholding taxes;

(b) by delivery of shares of Common Stock that have been held by Executive for at least six months, in accordance with Section 7(e) of the Plan, subject to compliance with applicable law;

(c) payment may be made in accordance with the cashless exercise program or net exercise program, if any, of DIRECTV in effect at the time of exercise; or

(d) in a combination of payments under clauses (a), (b) and (c).

Other payment methods may be permitted only if expressly authorized by the Committee consistent with the terms of the Plan.

6. Continuance of Employment Required.  The vesting schedule requires continued service through each applicable vesting date as a condition to the vesting of the applicable Option and rights and benefits under this Agreement except as otherwise provided in Section 7.  Partial service, even if substantial, during any vesting period will not entitle Executive to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or service except as provided in Section 7 or 9 below or under the Plan.

7. Effect of Termination of Employment on Exercise Period.  If Executive’s employment by DIRECTV terminates, the following provisions shall apply with respect to vesting and exercise of the Option after the date of such termination (the “Termination Date”), except that in no event may any portion of the Option be exercised after the Expiration Date:

(a) If Executive’s employment terminates as a result of Executive’s death or Disability (as defined in the Employment Agreement), all unvested Options shall vest as of the Termination Date and Executive (or Executive’s Personal Representative or Beneficiary, as the case may be) may exercise the Option, in whole or in part, at any time on or prior to the Expiration Date.

(b) If DIRECTV terminates Executive’s employment without Cause (as defined in the Employment Agreement) or if Executive’s employment terminates due to Executive’s resignation for an Effective Termination (as defined in the Employment Agreement), that portion (if any) of the unvested Option which is equal to the product of (i) the fraction (but not greater than one (1)) determined by adding 18 to the number of calendar months (whole or partial) of Executive’s employment by DIRECTV, and dividing such number by 36, multiplied by (ii) the number of shares of Common Stock subject to the Option, shall vest as of the Termination Date and Executive (or Executive’s Personal Representative or Beneficiary, as the case may be) may exercise such portion of the Option, in whole or in part, at any time prior to the Expiration Date.  Accordingly, if the first sentence of this paragraph (b) is applicable and if Executive’s employment terminates at any time after June 30, 2011, the entire Option shall be exercisable as provided above.

(c) If DIRECTV terminates Executive’s employment for Cause, or if Executive resigns prior to December 31, 2012, other than for an Effective Termination, any unexercised portion of the Option shall terminate as of the Termination Date.

(d) If Executive resigns after December 31, 2012, other than for an Effective Termination, Executive (or Executive’s Personal Representative or Beneficiary, as the case may be) may exercise the Option, in whole or in part, at any time prior to the third anniversary of the effective date of Executive’s resignation at which time the Option shall expire.

(e) If, at any time after the Termination Date and during the applicable period specified in Section 5.2 (Non-Compete) and 5.4 (Non-Solicitation) of the Employment Agreement, Executive shall have breached, other than in an insignificant or insubstantial fashion, any of the covenants set forth in such Sections of the Employment Agreement, any unexercised portion of the Option shall terminate as of the date of any such breach.

8. Adjustments Upon Specified Events.  As provided in Section 14 of the Plan, upon the occurrence of certain events relating to or affecting the Common Stock as contemplated by Section 14 of the Plan, the Committee shall, in such manner, to such extent (if any) and at such times as it deems appropriate and equitable in the circumstances, make adjustments in the number, amount and type of shares of Common Stock (or other securities or property) subject to the Option, the Grant Price and the securities deliverable upon exercise of the Option (or any combination thereof) or provide for a cash payment or the assumption, substitution or exchange of the Option or the shares or other securities subject to the Option, based upon the distribution or consideration payable to holders of Common Stock generally.  Without limiting the generality of the foregoing, in the event DIRECTV declares or distributes dividends to its shareholders prior to exercise of the Option in full, DIRECTV, through action of the Committee, shall appropriately adjust the Option or otherwise appropriately address the effects of any such dividends.  All rights of Executive hereunder are subject to such adjustments and other provisions of the Plan.

9. Possible Early Termination of Award.  As permitted by Section 14 of the Plan, and without limiting the authority of the Committee under any of the provisions of Section 14 of the Plan, the Committee retains the right to terminate any portion or all of the Option, to the extent such Option has not vested, upon a dissolution of DIRECTV or a reorganization event or transaction in which DIRECTV does not survive (or does not survive as a public company in respect of its outstanding Common Stock).  This Section 9 is not intended to prevent future vesting (including provision for future vesting) if the Option (or a substituted Award) remains outstanding following a transaction described in Section 14 of the Plan.

10. Leaves of Absence.  Absence from work caused by authorized sick leave or other leave approved in writing by DIRECTV or the Committee shall not be considered a termination of employment by DIRECTV for purposes of Section 7, unless otherwise determined by the Committee.

11. No Limitations on Acceleration; Deferral.

(a) No Limitation on Acceleration. The Employment Agreement, in particular Section 4.9 thereof, contains express provisions regarding Section 280G and/or 4999 of the Code of the type described in Section 14(f) of the Plan. Accordingly, the limitations on acceleration set forth in Section 14(f) of the Plan shall not apply to this Award.  A reduction, if any, to this Award or other effect related to Section 280G and/or Section 4999 shall be governed by the Employment Agreement.

(b) Section 409A of the Code.  Notwithstanding anything herein to the contrary, (i) if, at the time of Executive’s termination of employment with DIRECTV, Executive is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then DIRECTV will defer the commencement of the payment of any such payments or other consideration hereunder (without any reduction in such payments or other consideration ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with DIRECTV (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other consideration due to Executive hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other consideration shall be deferred if deferral will make such payment or other consideration compliant under Section 409A of the Code, or otherwise such payment or other consideration shall be restructured, to the extent possible, in a manner, determined by the Committee or the Board, that does not cause such an accelerated or additional tax or result in additional cost to DIRECTV.  DIRECTV shall consult with its legal counsel and tax accountants in good faith regarding the implementation of the provisions of this Section 11(b), which shall be done only in a manner that is reasonably acceptable to Executive; provided, however, that neither DIRECTV, any subsidiary or other affiliate of DIRECTV, nor any of their employees or representatives shall have any liability to the Executive with respect thereto.

12. Associated Stock Rights.  Neither Executive nor any other person entitled to exercise the Option shall have any of the rights or privileges of a stockholder of DIRECTV as to any shares of Common Stock subject to the Option until the issuance and delivery to him or such other person of a certificate (or book entry in lieu thereof) evidencing the shares of Common Stock registered in his or such other person’s name.  No adjustment will be made for dividends or other rights as a stockholder as to which the record date is prior to such date of delivery, except as otherwise provided in Section 8.

13. No Guarantee of Continued Service.  Nothing contained in this Agreement or the Plan constitutes an employment or service commitment by DIRECTV, confers upon Executive any right to remain employed by DIRECTV, interferes in any way with the right of DIRECTV at any time to terminate such employment or affects the right of DIRECTV to increase or decrease Executive’s other compensation or benefits.  Nothing in this Section 13, however, is intended to adversely affect any independent contractual right of Executive under the Employment Agreement (or any other agreement between DIRECTV and Executive) without his consent thereto.

14. Non-Transferability of Option.  The Option and any other rights of Executive under this Agreement or the Plan are nontransferable except as provided in Section 15(i) of the Plan.

15. Notices.  Any notice to be given under the terms of this Agreement shall be in writing and addressed: to DIRECTV at its office located at 2230 East Imperial Highway, El Segundo, California 90245, to the attention of the Corporate Secretary; and to Executive at the address on file with DIRECTV, or at such other address as either party may hereafter designate in writing to the other.

16. Effect of Agreement.  This Agreement shall be binding upon and inure to the benefit of any successor or successors of DIRECTV, except to the extent the Committee determines otherwise.

17. Entire Agreement; Governing Law.  The Plan is incorporated herein and made a part hereof by this reference.  Subject to Section 19 below, the Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of DIRECTV and Executive with respect to the subject matter hereof.  The construction, interpretation, performance and enforcement of this Agreement and the Option shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware.

18. Plan.  The Option and all rights of Executive with respect thereto are subject to, and Executive agrees to be bound by, all of the terms and conditions of the provisions of the Plan, to the extent such provisions are applicable to Awards granted to Eligible Persons.  Executive acknowledges receipt of a copy of the Plan and agrees to be bound by the terms thereof.  Unless otherwise expressly provided in other Sections of this Agreement, provisions of the Plan that confer discretionary authority on the Committee do not (and shall not be deemed to) create any rights in Executive unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Committee specifically so conferred by appropriate action of the Committee under the Plan after the date hereof.

19. Employment Agreement.  If any provision of this Agreement is inconsistent with any provision of the Employment Agreement, the provisions of the Employment Agreement shall control.

20. Amendment.  This Agreement may be amended in accordance with the terms of the Plan.  Any such amendment must be in writing and signed by DIRECTV.  The terms and conditions of this Agreement may not be restricted or limited by any amendment of this Agreement or the Plan without Executive’s consent.

21. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute on and the same instrument.

22. Section Headings.  The Section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

IN WITNESS WHEREOF, DIRECTV has caused this Agreement to be executed on its behalf by the Chairman of its Compensation Committee and Executive has hereunto set his hand as of the date and year first written above.

DIRECTV By: /s/ CHARLES R. LEE Charles R. Lee Chairman of the Compensation Committee
EXECUTIVE By: /s/ MICHAEL D. WHITE Michael D. White